ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (the “Agreement”), dated as of November 12, 2004, is entered into by and among (i) Fort Wayne Pools, Inc., an Indiana corporation (“Seller”), (ii) SCP Pool Corporation, a Delaware corporation (“Parent”) and (iii) Latham Acquisition Corp., a Delaware corporation (“Purchaser”).

WHEREAS, Purchaser desires to issue common stock to Seller in exchange for substantially all of Seller’s assets, properties and business (as more specifically defined in Section 9.1 of this Agreement, the “Business”);

WHEREAS, Seller desires to acquire common stock of Purchaser in exchange for Seller’s contribution of the Business;

WHEREAS, for federal income tax purposes, transaction contemplated by this Agreement shall constitute a transaction described in Section 351 of the Code;

WHEREAS, contemporaneously with the execution of this Agreement, Seller, Purchaser and certain other stockholders of Purchaser are entering into a Subscription and Stockholders’ Agreement (the “Subscription Agreement”);

WHEREAS, Parent’s wholly owned subsidiary SCP Acquisition Co., LLC, a Delaware limited liability company, owns 100% of Seller’s outstanding capital stock and will derive substantial benefit from the transactions contemplated hereby;

WHEREAS, immediately following the closing of the transactions contemplated hereby, Purchaser shall acquire all of the outstanding capital stock of Latham Investments, Inc., Technican Pacific Industries Inc., Pool Technology Distributors, Inc. (“Pool Tech”), and Pacific Pools Europe from Latham International, L.P. (“Latham”) pursuant to the certain Stock Purchase Agreement, dated as of November 12, 2004, by and among Latham and Purchaser (the “Latham Purchase”);

WHEREAS, immediately following the closing of the Latham Purchase, Parent shall cause Les Industries R.P. Inc. (“Les Industries”) to transfer to Pool Tech certain assets of its Canadian manufacturing operations and Purchaser shall cause Pool Tech to transfer to Les Industries certain assets of Pool Tech, all pursuant to an Asset Exchange Agreement of even date herewith by and among Parent, Les Industries and Purchaser (the “Pool Tech Agreement”);

WHEREAS, concurrent with the closing of the transactions contemplated hereby, Parent shall cause Alliance Trading, Inc. (“Alliance”) to grant to Purchaser a perpetual, royalty-free license to use certain trademarks and slogans currently owned by Alliance and licensed to Seller (the “Alliance License”); and

WHEREAS, in addition to the other defined terms used herein, certain terms are defined in Section 9.1 hereof.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

PURCHASE AND SALE

1.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all the right, title and interest as of the Closing of Seller, in, to and under the Acquired Assets (as defined in Section 1.2) in exchange for (i) such number of shares of Purchaser’s outstanding common stock, par value $0.01 per share (the “Shares”), as set forth in the Subscription Agreement, and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.5). The Shares are expected to constitute approximately 41% of all shares of Purchaser’s common stock issued and outstanding, on a fully diluted basis, immediately following the

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Closing. The contribution of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition.”

1.2    Acquired Assets. The term “Acquired Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, wherever located and by whomever possessed, that are owned, leased or licensed by Seller on the Closing Date and used, held for use or intended to be used solely or primarily in the operation or conduct of the Seller’s Business, including without limitation, the following:

(a)     all raw materials, works-in-process, inventories and other materials of Seller wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of Seller as of the Closing Date (collectively, the “Inventory”);

(b)    all other tangible personal property and interests therein, including without limitation all machinery, equipment, furniture, furnishings and vehicles of the Business, including without limitation those listed on Schedule 3.10(a)(i) (the “Personal Property”);

(c)     all rights to real property owned or leased by Seller to the extent used in the Business, including without limitation those real estate leases listed on Schedule 3.10(a)(ii);

(d)    all accounts receivable and notes receivable of the Business as of the Closing Date, including without limitation those listed on Schedule 1.2(d), except to the extent the items listed on Schedule 1.2(d) are collected prior to the Closing Date (the “Receivables”);

(e)     all service marks, trade names, business names, copyrights, designs, design registrations, patents, trademarks, trade secrets, confidential information, know-how, inventions, designs and procedures, of Seller that are used, held for use or intended to be used in the operation or conduct of the Business and all rights to any of the foregoing, including without limitation those specifically listed on Schedule 1.2(e) (the “Intellectual Property”);

(f)     all claims and rights of Seller under all agreements, contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written, to which Seller is a party or by which Seller is bound to the extent listed on Schedule 3.8 or not required to listed on Schedule 3.8 (collectively, the “Contracts”);

(g)    all credits, rebates or adjustments from vendors, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of Seller (“Prepaid Items”);

(h)    all files, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence relating solely to Seller (in all cases, in any form or medium) (the “Records”);

(i)     to the extent transferable, all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from Governmental entities related to the Business and all data and records pertaining thereto, including without limitation, those listed on Schedule 3.16 (the “Licenses and Permits”);

(j)     all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of every kind and nature related solely to the Business;

(k)    all rights to receive and retain mail and other communications related solely to the Business;

(l)     all goodwill generated by or associated solely with Seller’s Business and all other intangible property of Seller; and

(m)	all other assets of Seller not listed in Section 1.3.

1.3    Excluded Assets. Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby:

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(a)     all cash, cash equivalents and marketable and other investment securities or stock of any corporation;

(b)    all moneys or stock of any corporation to be received by Seller from Purchaser pursuant to this Agreement and all other rights of Seller under this Agreement;

(c)     Seller’s corporate charter and all qualifications of Seller to conduct business as a corporation, arrangement with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(d)	all insurance policies;
(e)	Seller’s tax returns and tax refunds;
(f)	all bank accounts of Seller; and
(g)	assets of any Seller Plan (as defined in Section 3.19).

1.4    Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Seller of the Acquired Assets to Purchaser in accordance with Section 1.1 shall be effected on the Closing Date by Seller’s execution and delivery to Purchaser of one or more bills of sale, assignments and other conveyance instruments with respect to Seller’s transfer of the Acquired Assets in form and scope reasonably satisfactory to Purchaser (collectively, the “Conveyance Documents”). At the Closing, good, valid and marketable title to all of the Acquired Assets shall be transferred, conveyed, assigned and delivered by Seller to Purchaser pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

1.5	Assumption of Certain Liabilities; Excluded Liabilities.

(a)     Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller (subject to Purchaser’s right to dispute such liabilities and obligations in good faith with parties to whom such obligations are owed) (such liabilities, obligations and commitments being the “Assumed Liabilities”):

(i)     all of Seller’s payment and performance obligations arising subsequent to the Closing under the Contracts and the Licenses and Permits (but in each case not including any liability or obligations for breaches thereof arising out of or related to events or occurrences prior to the Closing Date);

(ii)    all of Seller’s current accrued liabilities incurred in the ordinary course of business, to the extent that such items are properly recorded in accordance with GAAP as current liabilities in the Closing Working Capital Statement prepared in accordance with Section 1.6 (“Accrued Liabilities”);

(iii)   the accounts payable of Seller as of the Closing Date to the extent incurred in the ordinary course of business and properly recorded in accordance with GAAP as accounts payable in the Closing Working Capital Statement (“Accounts Payable”); and

(iv)   all other liabilities, obligations and commitments, whether known or unknown, express or implied, absolute, contingent or otherwise, arising out of Purchaser’s operation or conduct of the Business subsequent to the Closing.

(b)    Except as expressly set forth in Section 1.5(a), Purchaser shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of Seller incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, Seller and Parent expressly acknowledge and agree that Seller shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend or discharge, (i) any liability of Seller and/or Parent for income Taxes or other Taxes, (ii) any liability of

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Seller arising from breach of law, breach of Contract or tort, (iii) any liability, obligation, debt or commitment of Seller to Parent or any other Affiliate of Seller or Parent, (iv) any liability, obligation or commitment of Seller pursuant to any non-competition agreement, or (v) any Indebtedness of Seller (collectively, the “Excluded Liabilities”). Seller and Parent further agree to satisfy and discharge as the same shall become due all obligations and liabilities of Seller not specifically assumed by Purchaser hereunder.

1.6	Working Capital Adjustments.

(a)     As soon as practicable, but in no event later than 90 days following the Closing Date, Purchaser shall determine the Working Capital of Seller as of the Closing Date in accordance with GAAP (the “Seller’s Working Capital”) and shall deliver to Seller a written statement (the “Purchaser’s Statement”) setting forth its determination of the Seller’s Working Capital. Purchaser shall afford Seller , or its representatives, access to the records and personnel of the Business for the purpose of reviewing such determination. If Seller objects to any item contained in Purchaser’s Statement, such objection shall be made in writing and delivered to Purchaser within 20 business days following Seller’s receipt of the Purchaser’s Statement, failing which such statement shall be deemed to have been accepted by Seller (such accepted statement and Working Capital are referred to herein as the “Closing Working Capital Statement” and “Closing Working Capital,” respectively). If Seller so notifies Purchaser of an objection to the Purchaser’s Statement, the parties shall negotiate in good faith regarding such disagreement.

(b)    If the parties fail to agree on any item contained in the Purchaser’s Statement within 10 business days of receipt by Purchaser of the Seller’s statement of objections, Seller shall submit the Purchaser’s Statement to PricewaterhouseCoopers (the “Independent Accountant”). Seller shall use its reasonable best efforts to cause the Independent Accountant to review the Purchaser’s Statement as soon as practicable, but in any event within thirty (30) business days after the delivery of Purchaser’s Statement to the Independent Accountant. The determination of the Closing Working Capital and Closing Working Capital Statement by the Independent Accountant shall be final and binding on the Seller and Purchaser and not subject to review, challenge or adjustment absent fraud. The costs and expenses of the services of the Independent Accountant’s review shall be borne and paid by the party that the Independent Accountant determines to be least correct in its determination of Seller’s Working Capital.

(c)     On a date that is mutually convenient to Purchaser and Seller, but in any event not more than 5 business days after the final determination of the Closing Working Capital and Closing Working Capital Statement in accordance with Section 1.6(b) and (c) above (the “Adjustment Date”), Purchaser and Seller shall make the following working capital adjustments:

(i)     if the Closing Working Capital is less than $5,349,000 (the “Target Working Capital”) by $100,000 or more, Seller shall pay to Purchaser an amount equal to such deficit; or

(ii)    if the Closing Working Capital is greater than the Target Working Capital by $100,000 or more, Purchaser shall pay to Seller an amount equal to such excess.

(d)    Any amounts payable pursuant to Section 1.6(d) shall be paid within five (5) business days after the Adjustment Date in immediately available funds.

1.7  Adjusted Tax Basis. On or before February 28, 2005, Seller shall deliver to Purchaser a preliminary schedule setting forth the adjusted tax basis of the Acquired Assets as of the Closing Date.Within ten (10) business days after the filing date of the Seller's consolidated federal income tax return to include the Fort Wayne business results for the fiscal year that includes the Closing Date, Seller shall deliver to Purchaser a final schedule setting forth the adjusted tax basis of the Acquired Assets as of the Closing Date; provided, however, that such tax return be filed no later than September 15, 2005.

1.8    Accounts Payable and Accrued Liabilities. Seller shall pay all of its accounts payable, accrued liabilities and all other Excluded Liabilities (including without limitation all wages and salaries payable) arising out of the ownership or operation of the Acquired Assets or the Business prior to the Closing Date as they come due and payable, except those Accounts Payable and Accrued Liabilities which are not due or payable prior to the Closing Date and are assumed by Purchaser at Closing pursuant to Section 1.5 hereof. In the event Purchaser receives an invoice, bill or other demand for payment relating to any accounts payable, accrued liabilities or other liabilities in connection with the ownership or operation of the Acquired Assets or the Business prior to the Closing Date and

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which is not included in the Closing Working Capital as shown in the Closing Working Capital Statement, such invoice, bill or demand for payment, as the case may be, shall be forwarded to Seller and/or Parent, each of whom agrees to promptly (but in no event later than 30 days after demand by Purchaser) make payment therefore.

1.9    Taxes. At Closing, Seller shall pay all stamp, transfer, documentary, excise, sales or other comparable taxes due with respect to the sale of the Acquired Assets. Purchaser shall pay any taxes accruing with respect to the Business and the Acquired Assets on and after the Closing Date. Seller shall be responsible for and shall pay all income, gross revenue, or similar taxes with respect to the Business and the Acquired Assets accruing before the Closing Date. All taxes referred to in this Section 1.9 shall include any penalties and interest incurred in relation to such taxes.

1.10  Risk of Loss. Risk of loss or destruction or damage to the Acquired Assets shall pass to Purchaser at and upon Closing, regardless of the physical location of the Acquired Assets. Purchaser and Seller shall take all steps and actions as may be required to put Purchaser in actual possession, operation, control and responsibility for the Acquired Assets on the Closing Date.

1.11  Cost of Transfer. Seller shall bear all responsibilities and pay any and all costs associated with the transfer and delivery of the Acquired Assets from Seller to Purchaser. Purchaser shall bear all responsibilities and pay any and all costs associated with registering its ownership interests in the Acquired Assets.

Article 2

CLOSING

2.1    Closing. The closing of the Acquisition (the “Closing”) shall take place immediately prior to the closing of the Latham Purchase (the “Closing Date”).

2.2	Items to be Delivered at Closing.

(a)     At or prior to the Closing and subject to the terms and conditions herein contained, Seller shall deliver to Purchaser the following:

(i)     a bill of sale and such other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller’s right, title and interest in and to the Acquired Assets and assigning to Purchaser (together with any necessary consents) all Contracts included in the Acquired Assets to the extent assignable (to the extent non-assignable, it is understood and agreed that the Purchaser shall receive the economic benefit thereto, to the extent reasonably practicable, as provided in Section 2.3);

(ii)    copies of all of the documents, books, records, papers, files, computer programs, data and other tangible property belonging to Seller which relate to or are part of the Acquired Assets;

(iii)   evidence of the release of any mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances affecting any of the Acquired Assets; and

(iv)   such other documents as may be necessary to consummate the transactions contemplated by this Agreement and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Acquired Assets.

(b)    At or prior to the Closing and subject to the terms and conditions herein contained, Purchaser shall deliver to Seller the Shares, free and clear of all encumbrances of any kind.

(c)     At or prior to the Closing and subject to the terms and conditions herein contained, Parent shall cause Alliance to execute and deliver to Purchaser the Alliance License in substantially the form attached hereto as Exhibit A.

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(d)    At or prior to the Closing and subject to the terms and conditions herein contained, the parties shall deliver to each other the certificates referred to in Article 6.

(e)     Immediately after the Closing, Purchaser shall acquire all of the outstanding capital stock of certain entities from Latham pursuant to the Stock Purchase Agreement.

(f)     Immediately after the Closing of the Latham Purchase, Parent shall cause Les Industries to exchange its assets for certain assets of Pool Tech, pursuant to the Pool Tech Agreement; and

(g)    Immediately after the Closing of the Latham Purchase, Purchaser shall cause Pool Tech to exchange certain of its assets for assets of Les Industries, pursuant to the Pool Tech Agreement.

2.3    Assignment of Certain Contracts. To the extent that Seller’s rights under any Contract to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and Seller, at its expense, shall use its best effort to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Contract in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Contract, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Contract, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

2.4    Further Assurances. Seller from time to time after the Closing, at Purchaser’s request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets.

2.5	Termination in Absence of Closing.

(a)     If by the close of business on February 28, 2005, the Closing has not occurred, then either Purchaser or Seller may thereafter terminate this agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for the Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article 6 have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article 2 on such date; provided, however, that any termination pursuant to this Section 2.5 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party’s obligations set forth in Article 6 have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article 2 on such date.

(b)    This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Purchaser if:

(i)     any representation or warranty made herein for the benefit of Purchaser, or any certificate, schedule or document furnished to Purchaser pursuant to this Agreement is untrue in any material respect; or

(ii)    Seller or Parent shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

(c)     This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Seller if:

(i)     any representation or warranty made herein for the benefit of Seller, or any certificate, schedule or document furnished to Seller pursuant to this Agreement is untrue in any material respect; or

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(ii)    Purchaser shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser:

3.1    Corporate Existence of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power to carry on its business as currently conducted and to own and operate the Acquired Assets.

3.2    Corporate Power of Seller; Authorization; Enforceable Obligations. Each of Seller and Parent has the corporate power, authority and legal right to execute, deliver and perform this Agreement and each of the Collateral Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Collateral Agreements by each of Seller and Parent has been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered on behalf of each of Seller and Parent by duly authorized officers of Seller and Parent, and constitutes the legal, valid and binding obligations of Seller and Parent, enforceable against each of Seller and Parent in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3	Capitalization of Seller. Parent beneficially owns all of the outstanding capital stock of Seller.

3.4    No Seller Conflicts; Consents. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents or bylaws of Seller or any securities issued by Seller, or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets may be bound or affected, or give any party with rights there under the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller there under. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery or performance of this Agreement by Seller.

3.5    No Parent Conflicts; Consents. The execution, delivery and performance of this Agreement and/or the Collateral Agreements by Parent does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Parent is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Parent, (c) the charter documents or bylaws of Parent or any securities issued by Parent, or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which Parent is a party, by which Parent may have rights or by which any of the Acquired Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Parent thereunder. Except for the Hart-Scott-Rodino filing with respect to the Latham Purchase, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery or performance of this Agreement by Parent.

3.6    Financial Statements. Copies of the unaudited balance sheets and income statements of Seller as of and for the fiscal years ended December 31, 2001, 2002 and 2003, and as of and for the eight-month period ended August 31, 2004 (collectively, the “Financial Statements”) are attached hereto as Schedule 3.6. The Financial Statements were prepared from Seller’s books and records, and the Financial Statements present fairly the financial

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condition and results of operations of Seller for the periods referred to therein and have been prepared in accordance with GAAP, except, in the case of the interim Financial Statements, for normal year-end adjustments.

3.7    Inventory. The Inventory consists, and as of the Closing Date will consist, only of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of Seller and be usable and saleable in the ordinary and usual course of business for the purposes for which intended except to the extent written down or reserved against in the Closing Working Capital Statement. The Inventory is reflected in the books and records of Seller in accordance with GAAP (on a standard cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. During 2004, there have not been any changes in the value of, or establishment of any reserve against any Inventory of Seller, except for changes and reserves in the ordinary course of business and consistent with past practices.

3.8    Status of Contracts. Set forth on Schedule 3.8 is a list of all Contracts of Seller relating to the operation of the Business or the Acquired Assets, except (a) any Contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $50,000, provided that all of such undisclosed Contracts do not involve expenditures in excess of $100,000 in the aggregate, (b) any purchase orders or commitments entered into in the ordinary course of business for less than $10,000 per calendar quarter, and (c) any Contracts relating to Excluded Assets. Except as set forth on Schedule 3.8, all such Contracts are valid and in full force and effect, and neither Seller, nor to the knowledge of Seller, any other party thereto is in default in any material respect under the terms thereof.

3.9  Receivables. All the Receivables (a) represent actual indebtedness incurred by the applicable account debtor, (b) have arisen from bona fide transactions in the ordinary course of business and (c) are not subject to any defense, deduction, setoff or similar right, except to the extent fully reserved against as set forth in the August 31, 2004 balance sheet included in the Financial Statements. During 2004, there have not been any changes in reserves or write-offs as uncollectible of any Receivables, except for write-offs and reserves in the ordinary course of business and consistent with past practices.

3.10	Schedules; Title to Acquired Assets.
	(a)	The following Schedules set forth the information indicated:
(i) Schedule 3.10(a)(i) is a list/description of the Personal Property;

(ii)    Schedule 3.10(a)(ii) is a list of the Acquired Assets that are not owned by Seller, but are leased to Seller, such that the interest therein to be conveyed to Purchaser is that of a leasehold interest, together with an identification of such lease;

(iii)   Schedule 3.10(a)(iii) is a list of all leases to which any of the Acquired Assets owned by Seller are subject;

(b)    Seller has good, valid and marketable title to all of the Acquired Assets free and clear of any Liens other than Permitted Liens and the Liens listed on Schedule 3.10(b) (which will be released prior to the Closing) and except for (i) any Acquired Assets subject to a leasehold interest, as identified on Schedule 3.10(a)(ii) and (ii) such Inventory as has been disposed of in the ordinary course of business.

3.11  Absence of Known Undisclosed Liabilities. Seller has no knowledge of any basis for the assertion against the Seller of any material liability of the type required to be reflected on a balance sheet prepared in accordance with GAAP in connection with or affecting the Acquired Assets, and there are no circumstances, conditions, happenings, events, or arrangements, contractual or otherwise, which may give rise to such liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business by Seller and consistent with past practices.

3.12  Creditors. The transactions contemplated by this Agreement were not entered into by Seller with the intent to hinder, delay or defraud any of Seller’s creditors.

3.13	Intellectual Property.

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(a)     Seller owns or has (and following the Closing, Purchaser will own or have) the right to use, pursuant to a license, a sublicense, an agreement, or permission, the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, modification or cancellation of the interests of Seller or, following the Closing, Purchaser in the Intellectual Property to be transferred to Purchaser hereunder.

(b)    Except as set forth in Schedule 3.13(b), Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(c)     Seller has delivered to Purchaser correct and complete copies of all registrations, applications, licenses, agreements, and permissions (as amended to date) relating to the Intellectual Property and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the Intellectual Property. With respect to each item of Intellectual Property:

(i)     In the case of owned Intellectual Property, Seller possesses all right, title, and interest in and to the item, free and clear of any Lien (other than Liens listed on Schedule 3.10(b), which will be released prior to Closing), encumbrance, privilege, or other security interest in favor of a third person; and in the case of licensed Intellectual Property, Seller possesses the rights set forth in the applicable license agreements;

(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)   no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)   Seller has never agreed to indemnify any person other than Purchaser for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.14  Litigation and Claims. Except as set forth in Schedule 3.14, there is no action, suit, investigation or proceeding at law or in equity, any arbitration or any administrative or other proceeding relating to the Business or the Acquired Assets or to Seller’s ability or right to sell the Acquired Assets, by or before any court, governmental instrumentality or agency, pending or, to the knowledge of Seller, threatened or contemplated in writing against or affecting Seller, or any of its properties or rights, that is likely to have a Material Adverse Effect. Seller is not currently subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.15	Compliance with Laws.

(a)     Seller is in compliance in all material respects with, and is not in default or violation in any material respect under, and has not conducted its operations in violation in any material respect of, any law, rule, regulation, decree or order applicable to the Business or the Acquired Assets.

(b)    Except as set forth in Schedules 3.15 and 3.17, at no time during the last three years has Seller been notified in writing that it was the subject of any federal, state or local criminal investigation, or been notified in writing by any Governmental Entity of any violation of any law, regulation, ordinance, rule or order, except for failures to so comply that would not have a Material Adverse Effect on the Business.

3.16  Licenses and Permits. Seller possesses such material federal, state, and local licenses, permits and other authorizations necessary for the continued conduct of the Business in the ordinary course, consistent with past practices, without material interruption (collectively “Permits”), including, without limitation, those listed on Schedule 3.16 other than such Permits the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and such Permits are in full force and effect and have been and are being fully complied with by Seller in all material respects. None of the governmental agencies or instrumentalities that have issued the Permits has notified Seller in writing of its intent to modify, revoke, terminate

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or fail to renew any such Permit, and, to the knowledge of Seller, no such action has been threatened. No Permit shall be modified, revoked or shall lapse as a result of the Acquisition.

3.17	Environmental Compliance.

(a)     With respect to the Business and the Acquired Assets, Seller possesses all necessary Permits that are required under, and at all times in the past has been in material compliance with, all Environmental Laws, including all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recover, removal, discharge or disposal of Hazardous Materials and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Materials.

(b)    Except as set forth in Schedule 3.17, during the past five years Seller has not been subject to any administrative or judicial proceeding pursuant to, or has not received any notice of any violation of, or claim alleging liability under, any Environmental Laws with respect to the Business and the Acquired Assets. No facts or circumstances exist that would be likely to result in a claim, citation or allegation against the Seller for a violation of, or alleging liability under any Environmental Law with respect to the Business and the Acquired Assets.

(c)     There are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for Hazardous Materials or any other regulated waste, located on or under the immoveable property subject to the Seller’s Leases.

(d)    Except in the ordinary course of business, and in all cases in compliance with all Environmental Laws, the Seller has not engaged any third party to handle, transport or dispose of Hazardous Materials on its behalf with respect to the Business and the Acquired Assets.

3.18	Taxes.

(a)     Except as set forth in Schedule 3.18(a), Seller has properly prepared and duly and timely filed or caused to be filed all Returns required to be filed on or prior to the date hereof with respect to the Business and the Acquired Assets. Seller has not executed or filed with any Government Entity any agreement extending the period for assessment or collection of any Taxes.

(b)    Seller has paid all Taxes owed to any Government Entity by Seller for a period covered by such Returns, and all claims, demands, assessments, judgments, costs and expenses connected with the Business and the Acquired Assets have been duly and timely paid in full or Seller has made adequate provisions for the payment of all Taxes.

(c)     There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets.

(d)    None of the Acquired Assets is property that is required to be treated as owned by a person other than Seller.

(e)     None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(f)     None of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(b) of the Code.

(g)	Seller is a United States person within the meaning of the Code.

(h)    To Seller’s knowledge, the transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code or any other provision of federal or state law.

(i)     To Seller’s knowledge, there are, and will hereafter be, no net Tax deficiencies of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before the Closing Date of a character or nature which would result on liens or claims on any of the Acquired Assets or on Purchaser’s title thereto or use thereof, or would result in any claim against Purchaser.

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3.19	Benefit Plans.

(a)     Schedule 3.19(a) sets forth an accurate and complete list of Benefit Plans in which the employees of Seller participate (the “Seller Plans”), and Purchaser has been provided with accurate and complete copies or descriptions of the Seller Plans.

(b)    Except as set forth in Schedule 3.19(b), none of the Seller Plans are in violation of any law, statute or rule of any Governmental Entity. Purchaser shall not be liable for any acts of Seller or its employees or agents with respect to any Seller Plan prior to and including the Closing Date. Benefits under Seller Plans are as represented in the governing documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. There has been no communication to any employee or former employee of any intention or commitment to modify any Seller Plan or to establish or implement any other Benefit Plan. Full payment has been made of all amounts that Seller has been required to have paid as contributions to any Seller Plan or other employee benefit arrangement under applicable law or under the terms of any such plan or arrangement.

(c)     Schedule 3.19(c) lists the employees of Seller employed in the Business who are on sick leave, personal absence or other leave as of the date hereof.

(d)    No employee or former employee of Seller will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit or any fee or payment of any kind solely as a result of the transactions contemplated hereby.

(e)     Seller has complied in all material respects with the requirements of COBRA. Seller has no obligation or liability to provide post-employment welfare benefits to any current or former employee of the Business (other than as required by COBRA).

(f)     With respect to the Business and the Acquired Assets, Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that will not be fully deductible under Sections 162(m) or 280G of the Code (or any similar provision of foreign, state or local law).

(g)    Neither Seller nor any member of Seller’s controlled group, as defined in Section 414 of the Code, (i) maintains or has ever maintained (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) an employee benefit plan subject to Title VII of ERISA (other than a defined contribution plan), or (C) a plan to which Section 412 of the Code applies, or (ii) has engaged in, within the last five years, a transaction described in Section 4069 of ERISA.

3.20  Absence of Changes or Events. Except as expressly provided for elsewhere herein, Seller has not, with respect to the Business or the Acquired Assets, during 2004: (a) incurred any Indebtedness other than in the ordinary course of Business, consistent with past practices, (b) permitted any of the Acquired Assets to be subjected to any Lien, other than a Permitted Lien and the Liens listed on Schedule 3.10(b) hereto, (c) sold, transferred or otherwise disposed of any assets that would constitute Acquired Assets, except for dispositions or consumptions of assets or Inventory in the ordinary course of business consistent with past practices, (d) made any capital expenditure or commitment therefor in excess of $50,000 in aggregate consistent with past practices, (e) made any loan to any Person other than in the ordinary course of Business, consistent with past practices, (f) waived any rights or settled any claims, in excess of $50,000 consistent with past practices, (g) granted any increase in the rate of wages, salaries or other compensation or benefits to any of its employees, other than increases or payments in the ordinary course of its business consistent with past practices, (h) adopted, or amended or modified in any respect, any Benefit Plan, Employee Plan, or other benefit arrangement, (i) made any change in any method of accounting practice, (j) suffered or incurred any damage, destruction, fire explosion, accident, flood, or other casualty loss or act of God (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect, (k) amended or terminated, or suffered any amendment or termination of, any Permit, Contract, License, purchase order or similar commitment or right that is likely to have a Material Adverse Effect, (l) suffered any labor disputes or disturbances that is likely to have a Material Adverse Effect (other than possible disturbances arising from the disclosure prior to the Closing of the transactions contemplated by this Agreement to shareholders and employees), (m) otherwise failed to operate its business in the ordinary course consistent with past practices so as to preserve its business organization intact and to preserve the goodwill of its customers, suppliers, employees and others with whom it has business relations (other than possible disturbances arising from the disclosure prior to

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the Closing of the transactions contemplated by this Agreement to shareholders and employees), (n) any event, circumstance or change that has had or could reasonably be expected to have a Material Adverse Effect, (i) any material adverse change in Seller’s sales patterns, pricing policies, accounts receivable or accounts payable, or (p) agreed to do any of the foregoing.

3.21  Employment Relations. There are no (a) unfair labor practice complaints against Seller relating to the Business or the Acquired Assets pending before the National Labor Relations Board, (b) labor strikes, slowdowns or stoppages pending or, to the knowledge of Seller, threatened against or involving the employees of the Business, (c) labor unions that claim to represent the employees of the Business, (d) collective bargaining agreements currently being negotiated by Seller with respect to the employees of the Business, (e) pending labor or labor related grievances related to the Business that is likely to have a Material Adverse Effect, (f) arbitration proceedings arising out of or under any collective bargaining agreement of Seller and no claim therefor has been asserted, and (g) material labor difficulties that have been experienced by Seller relating to the Business or the Acquired Assets during the past three years. There are no employment contracts or agreements with any employees of the Business, except for those agreements listed on Schedule 3.21.

3.22  Transactions with Affiliates. Except as set forth in Schedule 3.22, none of the Contracts between the Business, on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 3.22, after the Closing none of Seller’s Affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Business. Except as set forth in Schedule 3.22 or otherwise provided for herein, Parent does not provide any material services to the Business.

3.23  Suppliers and Customers. Except as set forth in Schedule 3.23, during 2004, Seller has not entered into or made any contract or commitment for the purchase of raw materials or other merchandise in connection with the Business, other than in the ordinary course of business consistent with past practices. Set forth on Schedule 3.23 are the top ten customers (in terms of dollars spent) of goods or services sold by the Business during its most recent full fiscal year and the top ten suppliers (in terms of dollars spent) of goods or services purchased by the Business during the twelve (12) months ended September 30, 2004. Except as set forth in Schedule 3.23, during 2004, there has not been (i) any material adverse change in the business relationship of the Business with any supplier or customer named in Schedule 3.23 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier or customer.

3.24  Product Liability. Except as set forth in Schedule 3.24, Seller has no liabilities that have not been satisfied (and to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of any defective product sold, distributed or delivered by Seller and relating to the Business.

3.25  Purchaser’s Ability to Operate the Business. Except as disclosed on Schedule 3.25, upon the sale to Purchaser of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities hereunder, Purchaser shall have received from Seller all the property, equipment, inventory, contracts, permits, intellectual property, leasehold interests, books and records, and other assets and rights necessary for Purchaser to conduct the Business in substantially the same manner as it is presently conducted by Seller.

3.26  Absence of Certain Business Practices. Neither the Seller nor any other person acting on behalf of or associated with the Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the Business (or assist the Business in connection with any actual or proposed transaction), in each case which (i) may subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have a material adverse effect on the Business, or (iii) if not continued in the future may adversely affect the Business.

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3.27  Leased Premises. Schedule 3.10(a)(ii) sets forth a list of all leases, licenses or similar agreements relating to Seller’s use or occupancy of real estate owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Purchaser, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither Seller nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

3.28  Insurance. Schedule 3.28 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to Seller or the Acquired Assets, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.28. Such policies are sufficient for compliance by Seller with all applicable material Contracts. None of the insurance carriers has indicated to Seller an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.28 will not be available in the future on substantially the same terms as currently in effect. Seller has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the knowledge of Seller, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by Seller to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

3.29  Equipment and Other Personal Property. Seller’s Personal Property, including its equipment and machinery, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards. To the knowledge of Seller, the Personal Property is free of any structural or engineering defects. During the past five years there has not been any significant interruption of the Business due to inadequate maintenance or obsolescence of any of the Personal Property.

Article 4

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1    Corporate Existence of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power to carry on its business as currently conducted and to own and operate the Acquired Assets.

4.2    Power; Authorization; Enforceable Obligations. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary proceedings and action on the part of Purchaser and its members necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Purchaser by duly authorized officers of Purchaser, and constitutes the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms; , except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any party to (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject; (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or

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regulatory official, body or authority which is applicable to Purchaser; (c) the charter documents or bylaws of, or any securities issued by Purchaser; or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

Article 5

COVENANTS

5.1    Cooperation. Parent, Seller and Purchaser will promptly take all reasonable actions necessary to obtain, and will cooperate with each other in obtaining, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private party, required to be obtained or made by it in connection with this Agreement, and will cooperate with each other in the taking of any action contemplated by this Agreement. Parent, Seller and Purchaser shall use their reasonable efforts to cause all of the conditions to Closing to be satisfied as soon as practicable.

5.2    Conduct of Business. Through the Closing Date, Seller shall conduct the Business in the ordinary course and consistent with past practices, except as expressly required or otherwise permitted by this Agreement, and shall not take or permit any action which would cause any of its representations made in this Agreement not to be true and correct on the Closing Date. Without limiting the generality of the foregoing, through the Closing Date, Seller shall not enter into, terminate or modify any material Contracts and shall not incur any material liabilities.

5.3    Access to Properties and Records. Seller shall allow Purchaser and its authorized representatives full access, during normal business hours and on reasonable notice, to all of Seller’s properties, offices, equipment, inventory and assets, documents, files, books and records relating to the Business, in order to allow Purchaser a full opportunity to make such investigation and inspection as it desires of the Business and the Acquired Assets. Seller shall further use its best efforts to cause its employees, accountants and agents to be available upon reasonable notice to answer questions of Purchaser’s representatives concerning the business and affairs of Seller relating to the Business and the Acquired Assets, and shall further use their best efforts to cause them to make available all relevant books and records in connection with such inspection and examination. Purchaser shall be entitled to make copies, at Purchaser’s expense, of any documents, records and information relating to the Business and the Acquired Assets. In the event of the termination of this Agreement pursuant to Section 10.1, Purchaser shall promptly return to Seller any and all documents, records and information relating to the Business and the Acquired Assets that Purchaser has received from Seller.

5.4    Public Statements. None of the parties to this Agreement shall, and each party shall use its best efforts so that none of its advisors, officers, directors or employees shall, except with the prior written consent of the other party, publicize, announce or describe to any third person, except its advisors and employees, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as required by law, in which case the party required to make any such disclosure shall allow the other party reasonable time to review and comment on the content of such disclosure in advance of its issuance, or as required pursuant to this Agreement to obtain the consent of such third person. This covenant shall apply both before and after the Closing.

5.5    Name Change. Seller shall, prior to Closing, file an appropriate amendment to the Seller’s Articles of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof and shall furnish such written consents and assignments as the Purchaser shall hereafter reasonably request in connection with such name change

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Article 6

CONDITIONS PRECEDENT TO THE CLOSING

6.1    Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

(b)    Compliance with this Agreement. Each of Seller and Parent shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)     Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 6.1(a) and 6.1(b) hereof have been fulfilled.

(d)    No Threatened or Pending Litigation. No suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(e)     Lease and Sublease. Seller and each landlord shall have executed lease assignments in form and substance reasonably acceptable to Purchaser for the real property leases set forth on Schedule 3.10(a)(ii).

(f)     Hart-Scott Rodino. Purchaser shall have received written evidence, in form and substance satisfactory to Purchaser, of (i) the termination or expiration of the HSR waiting period related to the Latham Purchase, and (ii) the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to Seller) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which Seller is subject, including the required consents set forth on Schedule 3.4.

(g)    Conveyance Documents. Seller shall have executed and delivered to Purchaser, the Conveyance Documents, including the bill of sale and the patent and trademark assignments.

(h)    Financing. Purchaser shall have obtained financing for the transactions contemplated hereby on terms satisfactory to it.

(i)     Alliance License Agreement. Parent shall have caused Alliance to execute and deliver to Purchaser the Alliance License in the form attached hereto as Exhibit A.

6.2    Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall have been true on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

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(b)    Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)     Closing Certificate. Seller shall have received a certificate from Purchaser dated the Closing Date, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 6.2(a) and 6.2(b) hereof have been fulfilled.

(d)    No Threatened or Pending Litigation. No suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(e)     Lease and Sublease. Purchaser and each landlord shall have executed lease assignments in form and substance reasonably acceptable to Seller for the real property leases set forth on Schedule 3.10(a)(ii).

(f)     Assumption of Liabilities and Obligations. Purchaser shall have executed the assumption of liabilities and obligations in a form reasonably satisfactory to Seller and its counsel.

(g)    Hart-Scott Rodino. Purchaser shall have received written evidence, in form and substance satisfactory to Seller, of (i) the termination or expiration of the HSR waiting period related to the Latham Purchase, and (ii) the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to Seller) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which Seller is subject, including the required consents set forth on Schedule 3.4.

(h)    Financing. Purchaser shall have obtained financing for the transactions contemplated hereby, including the Latham Purchase, on terms satisfactory to it and shall be willing and able to close the Latham Purchase immediately following the Closing.

Article 7

INDEMNIFICATION

7.1	Indemnification.

(a)     After the Closing Date, subject to the terms and conditions of this Section 7, including the limits on indemnity set forth in Section 7.4, Seller and Parent shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnitees”) from and against, and will pay to the Purchaser Indemnitees the amount (net of any proceeds received by the Purchaser Indemnitee from insurance or any quantifiable tax benefits in the year incurred, but giving effect to any tax detriment from receipt of indemnification proceeds) of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) arising from or in connection with (i) any breach of any representation or warranty of Seller contained in Section 3, (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Seller or Parent, or (iii) any Excluded Liabilities.

(b)    After the Closing Date, subject to the terms and conditions of this Section 7, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount (net of any proceeds received by the Seller Indemnitee from insurance or any quantifiable tax benefits in the year incurred, but giving effect to any tax detriment from receipt of indemnification proceeds) of, any Losses arising from or in connection with (i) any breach of any representation or warranty of Purchaser contained in Section 4, (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Purchaser, (iii) any Assumed Liabilities, or (iv) Purchaser’s operation or conduct of the Business after the Closing Date.

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7.2	Notice and Defense of Claims.

(a)     Any Person seeking indemnification under this Section 7 (the “Indemnified Person”) shall give prompt written notice to the indemnifying person or persons, or successors thereto (the “Indemnifying Person”), of any matter with respect to which the Indemnified Person seeks to be indemnified (the “Indemnity Claim”). Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss. If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within 20 days after receipt of written notice by the Indemnified Person thereof. Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired materially the ability of the Indemnifying Person to defend the Indemnity Claim.

(b)    If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses. The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof. However, if the Indemnified Party employs separate counsel, the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 7 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

(c)     If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnifying Person shall have 30 days after receipt of written notice of such Indemnity Claim to object to such claim by giving written notice to the Indemnified Person specifying the reasons for such objection or objections. If the Indemnifying Person has not so objected to the Indemnity Claim as of the close of Company on such thirtieth day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Person in accordance with the terms and conditions of this section. If the Indemnifying Person objects to the Indemnity Claim, the parties shall attempt to resolve the challenge through negotiation in good faith. If the parties are unable to settle any such dispute within ten business days after notice of the Indemnifying Person’s objection is received by the Indemnified Person, either party may submit such matter to a single arbitrator. The arbitrator will be selected by the joint agreement of the parties, but if they do not agree within 20 calendar days of the lapse of the ten-Business Day period referred to above, the selection shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). If no such arbitrator is appointed within 45 calendar days of any such request to such association, either party may apply to a court having jurisdiction to make such appointment. The arbitrator shall conduct the arbitration in Fort Wayne, Indiana, in accordance with the Rules and shall make a final determination, to be provided in writing to each party, that resolves the dispute. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator. The prevailing party shall be entitled to recover from the other party the fees of the arbitrator and the administrative costs of the arbitration. The arbitrator shall apply the statutory and decisional law of the State of Indiana in substantially the same manner as do the courts of the State of Indiana in the case of contracts made and wholly performed within that jurisdiction. All results of the arbitration proceeding shall be final, conclusive and binding on all parties to this Agreement, and judgement upon the arbitrator’s award may be entered in any court of the State of Indiana having competent jurisdiction or any other

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court having competent jurisdiction, unless such results or award are clearly erroneous on the record before the arbitrator.

7.3    Survival of Representations and Warranties. The right to indemnification under Section 7.1 for any breach of the representations and warranties made by each party herein shall survive until April 1, 2006, except that the representations set forth in Sections 3.1, 3.2, 3.3, 3.8(b), 3.17, 3.18 and 3.19 shall survive until the fifth anniversary of the Closing Date.

7.4	Limitations. Notwithstanding anything to the contrary in this Agreement:

(a)     Seller shall have no liability to the Purchaser Indemnitees and Purchaser shall have no liability to the Seller Indemnities with respect to Indemnity Claims arising under Sections 7.1(a)(i) or 7.1(b)(i) unless and solely to the extent that the aggregate amount of all such Indemnity Claims, taken together, exceeds $100,000.

(b)    In no event shall Seller’s aggregate liability for all Indemnity Claims brought under Section 7.1(a)(i) exceed $2,500,000, except in the case of fraud.

(c)     In the absence of fraud and except as otherwise provided in Article 8, this Article 7 shall serve as the sole and exclusive remedy of the Purchaser Indemnitees and the Seller’s Indemnitees for Losses and for any other claims in any way relating to breaches of representations and warranties under this Agreement to the exclusion of all other statutory or common law remedies (including without limitation rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), whether based on contract, tort, strict liability or otherwise.

Article 8

POST CLOSING MATTERS

8.1    Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date, or such longer period required by law, all records possessed or to be possessed by such party relating to any of the Acquired Assets or the Business. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and, subject to certain limitations described below, and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Acquired Assets or the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

8.2    Mail and Other Communications. From and after the Closing Date, Seller shall promptly refer all inquiries and forward all mail with respect to the Acquired Assets to Purchaser.

8.3	Collection of Receivables.

(a)     From and after the Closing Date, Purchaser shall have the right and authority to endorse with the name of Seller any checks or drafts received with respect to any Receivables or such other related items.

(b)    In the event that Seller shall receive any remittance from or on behalf of any account debtor with respect to any Receivables after the Closing Date, Seller shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Purchaser promptly upon receipt thereof.

(c)     In the event that after the Closing, Purchaser receives any remittance from any customer of Seller that is not intended to be in payment of the Receivables, Purchaser shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Seller promptly upon receipt thereof.

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8.4    Notice to Customers. Immediately following the Closing Date, Purchaser and Seller shall execute and deliver to customers, suppliers and vendors of or to the Business a joint notice of the consummation of the transactions contemplated hereby. Such notice shall be prepared and mailed by Purchaser, but shall be in the form and substance reasonably satisfactory to Seller.

8.5    Employee Matters. Purchaser shall take all steps necessary and appropriate so that at and immediately after the Closing Date substantially all individuals who are employed by the Seller, including those on vacation, sick leave, personal absence, holiday, jury duty or short term disability, shall be employed by Purchaser at the same base salary, as in effect prior to the Closing Date (such employees being the “Continuing Employees”). Set forth on Schedule 8.5 is a list of the Continuing Employees. Purchaser shall not be required to employ any individual who is receiving benefits under Seller’s long term disability plan at the time of Closing Date and such individuals shall remain the responsibility of Seller. Purchaser shall secure workers’ compensation insurance coverage as required by applicable state law to cover all Continuing Employees effective on the Closing Date.

8.6	Benefit Plan Matters.
(a) Benefit Liabilities.

(i)     Unless otherwise specifically set forth in this Agreement to the contrary, Seller shall retain and be fully responsible for all liabilities, obligations and commitments relating to all wages, salaries and other forms of compensation and related expenses incurred or accrued on or prior to the Closing Date and all benefits incurred or accrued under Seller Benefit Plans maintained or contributed to by Seller or any affiliate on or prior to the Closing Date, except for unpaid bonuses, commissions and vacation pay for Continuing Employees to the extent accrued as a compensation expense and reflected in the Closing Working Capital Statement.

(ii)    Effective as of the Closing Date, the Continuing Employees shall cease to participate in any Benefit Plan, except as provided in Section 8.6(d) below. Seller shall retain responsibility under all Benefit Plans for all costs of coverage and all amounts payable by reason of claims incurred by Continuing Employees on or prior to the Closing Date, including claims that are not submitted until after the Closing Date except for any unpaid vacation pay for Continuing Employees. A claim shall be deemed to have been incurred on the date of occurrence of (A) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment benefits, (B) the date the employee became entitled to receive disability in the case of claims under disability benefits, or (C) the date on which the charges or expense giving rise to such claim is incurred in the case of all other claims. Seller shall be responsible for worker compensation claims of Continuing Employees based on injuries occurring prior to the Closing Date.

(iii)   For purposes of any vesting periods in the Purchaser’s 401(k) plan for which a Continuing Employee may be eligible after the Closing, Purchaser shall grant credit for service with Seller and its respective affiliates by any such Continuing Employee based upon the dates of employment and reemployment contained in records to be provided to Purchaser by Seller within 90 days of Closing.

(iv)   Effective as of the Closing Date, the Continuing Employees will cease to participate in the SCP Pool Corporation 401(k) Plan ("SCP Plan"). The Continuing Employees will vest in both the SCP Plan and the Fort Wayne Pools, Inc. Employee Savings Plan ("Fort Wayne Plan"). In a trustee to trustee transfer, the account balances of Continuing Employees from the Fort Wayne Plan and the SCP Plan, including any outstanding loans, will be transferred to the Purchaser's 401(k) Plan in accordance with Internal Revenue Code and Treasury Regulation Section 1.414(l)-1(m).

(b)    Compensation. Seller shall pay to the Continuing Employees promptly following the Closing Date all wages and salaries (except accrued bonuses and vacation pay to the extent reflected in the Closing Working Capital Statement) for all periods up to the Closing Date, shall pay all payroll taxes with respect to all amounts due to such employees for all periods up to the Closing Date and shall provide benefits under the Seller Pension Plans for such employees up to the Closing Date in accordance with the terms of such plans and Seller’s established policies and procedures.

(c)     Severance Plan. Seller shall be responsible for any severance benefits or other liabilities incurred pursuant to any severance plan of Seller or any affiliated company that may arise with respect to, or as a result of the severance of the employment of the Continuing Employees with Seller or any such affiliated company in connection with the Closing.

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(d) Post-Closing Benefit Plans. Effective as of the date of Closing, Purchaser will become a successor employer to the medical and dental plan, that is part of the Fort Wayne Pools, Inc. Health & Welfare Plan, provided that Seller’s reinsurance contract with Trustmark Insurance Company is assigned or transferred to Purchaser. If the Purchaser becomes a successor employer to such medical and dental plan, it will assume the continuation health (COBRA) responsibilities of the Seller. If Seller's medical and dental plan cannot be continued for the reason stated above, Continuing Employees will receive credit, for purposes of deductibles and co-payments under Purchaser's medical plan, for amounts paid or payable by reason of claims incurred under Seller's plan during the calendar year in which the Closing occurs. Seller shall retain responsibility for all costs of coverage and all amounts payable by reason of claims incurred on or prior to the Closing Date not otherwise accrued and accounted for in the Closing Working Capital Statement. Effective as of the date of Closing, Purchaser shall become a successor employer to the Fort Wayne Pools, Inc. Section 125 plan, including the healthcare and dependent care reimbursement benefits. If any benefit plan is not continued by the Purchaser, the Continuing Employees will be eligible for coverage under the employee benefit plans then made available to similarly situated employees of Purchaser, subject to the terms and conditions of such benefit plans, effective as of the date of Closing or the day after the Closing Date. Nothing herein shall prevent Purchaser from terminating the employment of any such employee or modifying or terminating any such plans.

8.7    Hart-Scott Rodino. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), including any filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hands, with respect to this Agreement and the transactions contemplated hereby.

8.8	Post-Closing Cooperation.

(a)     Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. Seller shall allow Purchaser to use its computer system for operation of the Business for up to six months after the Closing Date and during such time, agrees to provide Purchaser with all necessary and reasonable technical support and assistance in the normal course of business so that the Business’ computer system shall operate consistent with past practices. Seller shall also cooperate and use its best efforts to assist in the transition of Seller’s computer system to Purchaser’s computer system. To the extent that Seller is requested to provide any additional assistance beyond that described above, Purchaser shall reimburse Seller for Seller’s reasonable and documented costs incurred in providing such additional assistance.

(b)    After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business.

Article 9

DEFINITIONS

9.1    Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:

“Acquisition” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

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An “Affiliate” means, with respect to any natural person, corporation, partnership, limited liability company, trust and any other entity or organization of any kind (“Person”), any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under control with, such Person.

“Benefit Plans” means all “employee welfare benefit plans” or “employee pension benefit plans” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, and all retirement or deferred compensation plans, incentive compensation plans, stock plans, vacation pay, severance pay, bonus or other benefit arrangements, insurance or hospitalization programs, life insurance, disability, or any fringe benefit arrangements which do not constitute “employee benefit plans” (as defined in section 3(3) of ERISA) covering any employee.

The “Business” means Seller’s manufacturing business, which is engaged in the manufacture of swimming pool components and accessories, including inground liners, above ground liners, polymer walls and braces, polymer steps, steel pool panels and braces, and fiberglass steps.

“COBRA” means Sections 601 et seq. of ERISA, Section 4980B(f) of the Code and applicable Department of Labor and Internal Revenue Service pronouncements, including treasury regulations, notices, rulings, procedures and opinions.

The “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the Conveyance Documents and the License Agreement.

“Employee Plan” means (a) a plan or arrangement as defined in Section 3(3) of ERISA that (i) is maintained, administered or contributed to by the Business, the Seller or any ERISA Affiliate or (ii) covers any employee or former employee of the Business, the Seller or any ERISA Affiliate, and (b) a plan or arrangement as defined in Section 3(37) and Section 4001(a)(3) of ERISA that covers, or covered at any time during the five year period prior to the Closing Date, any employee or former employee of the Business, the Seller or any ERISA Affiliate.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances, regulations, rules of common or civil law now in effect, and in each case as amended, and any judicial for administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, and wildlife, aquatic species and vegetation), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Inventory” means the amount of any item or SKU of Inventory (other than items or SKUs that were first offered for sale by Seller or Purchaser during its respective most recent fiscal year) on hand at Closing that exceeds the amount sold by both Seller and Purchaser and its Affiliates during the 12 months prior to Closing.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any U.S. or foreign court or tribunal in any jurisdiction or any U.S. or foreign public, governmental or regulatory body, agency, department commission, board, bureau or other authority or instrumentality.

“Hazardous Materials” means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, lead paint, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “toxic chemical,” “hazardous chemical,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, substance, or waste, exposure to which is prohibited, limited or regulated by any governmental or regulatory authority.

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“Indebtedness” means all obligations of the Business (whether for principal, interest, premium, fees or otherwise) for or arising under (i) all indebtedness for borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments), (ii) unpaid reimbursement obligations arising in connection with guaranties, or (iii) any lease obligation that would be required to be capitalized in accordance with GAAP.

A “Lien” means, with respect to any asset of Seller, any title defect, lien, mortgage, easement, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal or state securities laws.

A “Material Adverse Effect” means a material adverse effect on the results of operations or financial condition of the Business, or any material limitation on the ability of the Seller, on the one hand, or Purchaser, on the other hand, to consummate the Acquisition; provided that, the parties agree that only those acts, events or occurrences that result, or are reasonably likely to result, individually or in the aggregate, in a quantifiable loss, cost or expense that equals or exceeds $100,000 shall be deemed to constitute a Material Adverse Effect.

A “Permitted Lien” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property that in the aggregate do not materially detract from the value or interfere with the use of such real property or materially impair the marketability thereof, (ii) Liens for current taxes or assessments on property that are accrued but not yet payable, and (iii) mechanic's, materialman's and other liens for goods and services incorporated into or provided with respect to the property encumbered thereby arising by operation of law in the ordinary course of business, provided that the obligations secured by such Liens (A) are not more than 30 days past due, (B) are fully reflected in the Financial Statements or the Closing Working Capital Statement and (C) do not materially interfere with the use or enjoyment of any of the Business’ properties or assets and do not materially impair the marketability thereof.

“Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term “Return” further means any one of the foregoing.

“Taxes” means all federal, state, local and other taxes including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value added taxes, gross receipts taxes, capital stock taxes, franchise taxes, employment and payroll related taxes, withholding taxes, property taxes, whether measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

“Working Capital” means the excess, if any, of (i) Seller’s current assets, including accounts receivable, inventory, prepaid expenses and deposits (but excluding deferred or other income tax assets), included in the Acquired Assets, and (ii) Seller’s current liabilities, including accounts payable and accrued expenses (but excluding payables, provisions or reserves for income Taxes), assumed by Purchaser hereunder, in each case calculated in accordance with GAAP.

Article 10

MISCELLANEOUS

10.1  Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Purchaser could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

10.2  Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

10.3  Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings

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between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Other than the representations and warranties set forth herein, no additional or other representation or warranties shall be applicable to the transactions contemplated by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

10.4  Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Purchaser’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Purchaser’s rights (but not obligations) to any lender.. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

10.5  Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

10.6  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only upon of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service with confirmation of receipt; or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

If to Seller, to:

SCP Pool Corporation

109 Northpark Boulevard, 4th Floor

Covington, Louisiana 70433-5001

Attention: President

Facsimile: 985-801-8105

With a copy to:

SCP Pool Corporation

109 Northpark Boulevard, 4th Floor

Covington, Louisiana 70433-5001

Attention: General Counsel

Facsimile: 985-801-8269

If to Purchaser, to:

Latham Acquisition Corp.

c/o Brockway Moran & Partners, Inc.

225 N.E. Mizner Boulevard, 7th Floor

Boca Raton, Florida 33432

Attention: Peter Klein

Facsimile: (561) 750-2001

With a copy to:

Greenberg Traurig, LLP

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2375 E. Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Bruce Macdonough

Facsimile: (602)445-8618

10.7  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws and not the choice of law rules of the State of Indiana.

10.8  No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 7 hereof, the other Indemnified Persons, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

10.9  Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.10               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

10.11               Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

[signature page follows]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

SCP POOL CORPORATION

By:	/s/ Manuel J. Perez de la Mesa
Name:	Manuel J. Perez de la Mesa
Title:	President

FORT WAYNE POOLS, INC.

By:	/s/ Manuel J. Perez de la Mesa
Name:	Manuel J. Perez de la Mesa
Title:	President

LATHAM ACQUISITION CORP.

By:	/s/ Mark A. Eidemueller
Name:	Mark A. Eidemueller
Title:	Vice President

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